Exhibit 16.1


March 17, 2005



Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Alaska Communications Systems Holdings, Inc.'s Form 8-K dated March 14, 2005, and have the following comments:

1. We agree with the statements made in the second paragraph and the first sentence of the fourth paragraph.

2. We have no basis on which to agree or disagree with the statements made in the first and third paragraphs and the second sentence of the fourth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Portland, Oregon